Exhibit 99.1

FAT Brands Names James C. Neuhauser as Executive Chairman of the Board and Appoints Lynne L. Collier as New Independent Director

7/13/2022

LOS ANGELES, July 13, 2022 (GLOBE NEWSWIRE) — FAT (Fresh. Authentic. Tasty.) Brands Inc . announces the elevation of James C. Neuhauser as Executive Chairman of the Board of Directors. Mr. Neuhauser has been an independent director on the FAT Brands Board since its inception in 2017. Mr. Neuhauser, a veteran financial executive with over 30 years of experience in financial and strategic planning and investment banking, will oversee FAT Brands’ accounting and legal departments and focus on the Company’s public traded equities and relationship with investors.

Mr. Neuhauser was formerly a Senior Managing Director in the Private Capital Markets Group of Stifel Nicolas & Company, and before that he served as Chief Investment Officer of FBR & Co., where he was an early member of the firm and had spent 25 years in various roles.

Edward H. Rensi, Chairman of the Board, will transition to Vice Chairman of the Board of Directors. Mr. Rensi, former President and CEO of McDonald’s USA, has been on the FAT Brands Board since its inception and will continue to provide strategic counsel to the global restaurant franchising company.

A new addition to the board is Lynne L. Collier. Ms. Collier will serve as an independent director and brings nearly 30 years of experience in public capital markets, with a focus on the restaurant industry. Most recently, Ms. Collier served as a Managing Director in the Investor Relations Division at ICR Inc. Prior to that, Ms. Collier had a 25-year career in equity research as a sell-side Consumer Analyst including for Loop Capital and Canaccord Genuity.

“Jim and Ed have been tremendous assets to FAT Brands over the last five years as we have reached a whole new level of scale,” said Andy Wiederhorn, CEO of FAT Brands. “I look forward to tapping further into Jim’s deep expertise in the public equity markets. I’m also pleased to welcome Lynne who brings a new skillset to our Board as an experienced restaurant analyst.”

For more information on FAT Brands, visit www.fatbrands.com.

About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets, and develops fast casual, quick-service, casual dining, and polished casual dining concepts around the world. The Company currently owns 17 restaurant brands: Round Table Pizza, Fatburger, Marble Slab Creamery, Johnny Rockets, Fazoli’s, Twin Peaks, Great American Cookies, Hot Dog on a Stick, Buffalo’s Cafe & Express, Hurricane Grill & Wings, Pretzelmaker, Elevation Burger, Native Grill & Wings, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses, and franchises and owns over 2,300 units worldwide. For more information on FAT Brands, please visit www.fatbrands.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect expectations of FAT Brands Inc. (“we”, “our” or the “Company”) concerning the future and are subject to significant business, economic and competitive risks, uncertainties and contingencies, including but not limited to uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic. These factors are difficult to predict and beyond our control, and could cause our actual results to differ materially from those expressed or implied in such forward-looking statements. We refer you to the documents that we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other factors. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

MEDIA CONTACT:

Erin Mandzik, FAT Brands

emandzik@fatbrands.com

860-212-6509

Source: FAT Brands Inc.